Exhibit 99.1

Press Release

SPIRIT REALTY CAPITAL, INC. ANNOUNCES

NEW $250 MILLION STOCK REPURCHASE PROGRAM AND FURTHER ENHANCES CORPORATE GOVERNANCE

— $200 Million of Repurchases Completed under Previous Stock Repurchase Program in 2017 –

Dallas, TX – August 14, 2017 – Spirit Realty Capital, Inc. (NYSE: SRC) (“Spirit” or the “Company”), a premier net lease real estate investment trust (“REIT”) that primarily invests in single-tenant, operationally essential real estate, today announced that its Board of Directors has authorized a new stock repurchase program for up to $250 million of its common stock to be undertaken within 18 months from the date of authorization.

Jackson Hsieh, President and Chief Executive Officer of Spirit stated, “Having repurchased $200 million of our common stock year to date, we are pleased that our Board has authorized a new $250 million share repurchase program, which demonstrates the strength of our commitment to shareholder value creation. To the extent we make any repurchases under the program, we will do so on a leverage neutral basis by year end. Further, we continue to work toward best in class, shareholder-friendly corporate governance, and we believe amending our bylaws to reduce the stockholder vote required to change or repeal the bylaws and to adopt new bylaws gives our shareholders an even greater voice as we continue forward on our stated path.”

Repurchases under the stock repurchase program may be made in open market transactions from time to time, in privately negotiated transactions or otherwise, in accordance with applicable securities laws and other restrictions, with the amount and timing of repurchases depending on management’s ongoing assessment of the capital needs of the business, prevailing market prices, general economic and market conditions and other considerations. The Company may also, from time to time, enter into Rule 10b5-1 plans to facilitate repurchases of its shares under the stock repurchase program.

The stock repurchase program does not obligate the Company to acquire any particular amount of common stock and may be extended, modified, suspended or discontinued at any time at the Company’s discretion.

Additionally, on August 10, 2017, the Board amended and restated the bylaws of the Company to reduce the stockholder vote required to alter or repeal any provision of the bylaws and to adopt new bylaws from the affirmative vote of two-thirds of all the votes entitled to be cast on the matter to the affirmative vote of a majority of all the votes entitled to be cast on the matter. Under the amendment, the Board continues to have the power to adopt, alter or repeal any provision of the bylaws and to make new bylaws, co-extensive with the right of the stockholders of the Company.

ABOUT SPIRIT REALTY

Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that primarily invests in high-quality, operationally essential real estate, subject to long-term, net leases. Over the past decade, Spirit has become an industry leader and owner of income-producing, strategically located retail, industrial and office properties providing superior risk adjusted returns and steady dividend growth for our stockholders.

As of June 30, 2017, our diversified portfolio was comprised of 2,549 properties, including properties securing mortgage loans made by the Company. Our properties, with an aggregate gross leasable area of approximately 51 million square feet, are leased to approximately 432 tenants across 49 states and 30 industries. More information about Spirit Realty Capital can be found on the investor relations page of the Company’s website at www.spiritrealty.com.

INVESTOR CONTACT

Investor Relations

(972) 476-1403

InvestorRelations@spiritrealty.com

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit’s ability to complete its proposed spin-off, in a timely manner or at all, continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the price of our common stock, and conditions of the equity and debt capital markets, generally), unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition and operating performance, and competition from other developers, owners and operators of real estate), the financial performance of our retail tenants and the demand for retail space, particularly with respect to challenges being experienced by general merchandise retailers, potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, risks and uncertainties related to the completion and timing of Spirit’s proposed spin-off of properties leased to Shopko and assets that collateralize Master Trust A and the impact of the spin-off on Spirit’s business, and other additional risks discussed in Spirit’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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